Exhibit 99.1

FOR IMMEDIATE RELEASE
June 8, 2026

Nuwellis Announces Closing of $6.0 Million Registered Public Offering

MINNEAPOLIS – June 8, 2026 – Nuwellis, Inc. (Nasdaq: NUWE), a medical technology company committed to delivering solutions for patients with cardiorenal conditions, today announces the closing of a public offering of 1,903,338 shares of its common stock ("Common Stock"), pre-funded warrants to purchase 18,096,662 shares of Common Stock, in each case with accompanying Series C Warrants to purchase up to 60,000,000 shares of Common Stock and Series D Warrants to purchase up to 20,000,000 shares of Common Stock with gross proceeds of approximately $6.0 million.

The public offering price per share of Common Stock and accompanying warrants is $0.30 per share and accompanying warrants, and the public offering price per pre-funded warrant and accompanying warrants is $0.2999 per pre-funded warrant and accompanying warrants.

Each pre-funded warrant has an exercise price of $0.0001 per pre-funded warrant, and is immediately exercisable until such pre-funded warrant is exercised in full. Each of the Series C Warrants and Series D Warrants has an exercise price of $0.30, and will be exercisable for a period of five years following the receipt of stockholder approval, as required by the applicable rules and regulations of Nasdaq and the effective date of a reverse stock split. The Series C Warrants contain a one-time reset of the exercise price in the event that the Company implements a reverse stock split to the greater of: (i) 20% of the combined public offering price per share of Common Stock and accompanying warrants in this offering and (ii) 90% of the lowest daily volume weighted average price for the five trading days immediately following the date of the implementation of a reverse stock split. The Series D Warrants include a zero cash exercise option allowing holders of a Series D Warrant the right to receive, without payment of any additional cash to the Company, an aggregate number of shares equal to the number of shares of Common Stock that would be issuable upon a cash exercise of such Series D Warrant.

Ladenburg Thalmann & Co. Inc. acted as sole book-running manager in connection with the offering.

The securities described above are being offered pursuant to a registration statement on Form S-1 (File No. 333-296198), that was declared effective by the U.S. Securities and Exchange Commission ("SEC"), on June 4, 2026, and a registration statement on Form S-1 (File No. 333-296518) filed with the SEC on June 5, 2025 pursuant to Rule 462(b) of the Securities Act of 1933, as amended. Electronic copies of the final prospectus supplement may be obtained on the SEC's website at http://www.sec.gov or by contacting Ladenburg Thalmann & Co. Inc., Prospectus Department, 640 Fifth Avenue, 4th Floor, New York, New York 10019 or by email at prospectus@ladenburg.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The offering is being made solely by means of a prospectus. A final prospectus relating to this offering was filed by Nuwellis with the SEC.

About Nuwellis

Nuwellis, Inc. (Nasdaq: NUWE) is a medical technology company committed to delivering solutions for patients with cardiorenal conditions. The Company develops solutions designed to support patient care through monitoring, therapy, and data-informed clinical decision-making across acute and chronic care settings. Nuwellis’ portfolio includes commercially available and development-stage technologies addressing complex cardiorenal conditions, with a focus on safety, precision, and scalability across patient populations. For more information, visit www.nuwellis.com.

Forward-Looking Statements

Certain statements in this release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding  the receipt of stockholder approval to permit the exercise of the Series C Warrants and Series D Warrants, the satisfaction of customary closing conditions related to the Offering, the amount and expected use of the net proceeds from the Offering and the new market opportunities and anticipated growth in 2026 and beyond. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risks associated with our ability to execute on our commercialization strategy, the possibility that we may be unable to raise sufficient funds necessary for our anticipated operations, our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. Nuwellis does not assume any obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise.

For further information, please contact:

Investor Relations:
ir@nuwellis.com

Media Contact:

CORE PR
media@nuwellis.com